Exhibit 99.1

Lixte Biotechnology Holdings, Inc. Announces Closing of approximately $16.6 Million

Registered Direct Offering Priced at the Market Under Nasdaq Rules

BOCA RATON, FLA, June 4, 2026 -- Lixte Biotechnology Holdings, Inc. (NASDAQ: LIXT) (the “Company”), a biotech company focused on advancing cancer treatments, today announced that it intends to close a registered direct offering with accredited investors for the purchase and sale of approximately $16.6 million of shares of Common Stock and pre-funded warrants at a price of (i) an offering price of $6.31 per share of common stock, and (ii) an offering price of $0.0001 per Pre-funded Warrant . The entire transaction was priced at the market under Nasdaq rules.

The offering consisted of the sale of 2,625,362 shares of common stock and Pre-Funded Warrant entitling the holder to purchase one share of common stock (and the common stock issuable from time to time upon exercise of such pre-funded warrants). The public offering price per common stock was $6.31 (or $6.3099 for each Pre-Funded Warrant, which was equal to the public offering price per common share sold in the offering minus an exercise price of $0.0001 per Pre-Funded Warrant). The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until exercised in full.

Aggregate gross proceeds to the Company from the offering were approximately $16.6 million. The transaction closed on June 4, 2026. The Company intends to use the net proceeds from the offering, together with its existing cash, for general corporate purposes and working capital.

Sichenzia Ross Ference Carmel LLP acted as counsel to the Company.

The registered direct offering was made pursuant to an effective shelf registration statement on Form S-3 (No. 333-278874) previously filed with the U.S. Securities and Exchange Commission (SEC) and declared effective by the SEC on May 2, 2024. A final prospectus supplement and accompanying prospectus describing the terms of the offering have been filed with the SEC and are available on the SEC’s website located at www.sec.gov.

Interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Lixte Biotechnology Holdings, Inc.

LIXTE Biotechnology Holdings, Inc. is a clinical-stage pharmaceutical and med-tech company focused on new targets for cancer drug development and developing and commercializing cancer therapies. LIXTE has demonstrated that LB-100, its lead compound and first-in-class lead clinical PP2A inhibitor, is well-tolerated in cancer patients at doses associated with anti-cancer activity. Based on published preclinical data, LB-100 has the potential to significantly enhance chemotherapies and immunotherapies and improve outcomes for patients with cancer. It is part of a pioneering effort in an entirely new field of cancer biology – activation lethality – that is advancing a new treatment paradigm. LIXTE’s novel approach is covered by a comprehensive patent portfolio, with proof-of-concept clinical trials currently in progress for Ovarian Clear Cell Carcinoma, Metastatic Colon Cancer and Advanced Soft Tissue Sarcoma. Additional information can be found at www.lixte.com.

Through LIXTE’s wholly owned subsidiary, Liora Technologies Europe Ltd., the Company also is pioneering the development of electronically controlled proton therapy systems for treating tumors in various types of cancers. Liora’s proprietary flagship technology, LiGHT System, is believed to provide significant advantages over currently available technologies for treating tumors with proton therapy. Additional information about Liora Technologies can be found at www.lioratechnologies.com.

Forward-Looking Statements

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

info@lixte.com

General Phone: (631) 830-7092; Investor Phone: (888) 289-5533